 EXHIBIT 1.7

FORM OF OPINION OF THE COMPANY'S INDEPENDENT COUNSEL

_________, 2004

Icon Investors Ltd.

                               Re: Common Stock Purchase Agreement Between Icon Investors Ltd. and DiaSys Corporation

Ladies and Gentlemen:

                               This opinion is furnished to you pursuant to the Common Stock Purchase Agreement by and between Icon Investors Ltd. (the "Purchaser") and DiaSys Corporation (the "Company"), dated as of March 19, 2004 (the "Purchase Agreement"), which provides for the issuance and sale by the Company of up to 5,000,000 shares of Common Stock (the "Shares") of the Company. All terms used herein have the meanings defined for them in the Purchase Agreement unless otherwise defined herein.

                               We have acted as counsel for the Company in connection with the negotiation of the Purchase Agreement, the Registration Rights Agreement between the Purchaser and the Company, dated as of March 19, 2004 (the "Registration Rights Agreement"), and the Escrow Agreement between the Purchaser, the Company and Feldman Weinstein, LLP, dated as of May ___, 2004 (the "Escrow Agreement", and together with the Purchase Agreement and the Registration Rights Agreement, the "Agreements"). As counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined, among other things, originals or copies of such corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

                               As used in this opinion, the expression "to our knowledge" refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Agreements and the transactions contemplated thereby.

                               For purposes of this opinion, we have assumed that the Purchaser has all requisite power and authority, and has taken any and all necessary corporate action, to execute and deliver the Agreements, and we are assuming that the representations and warranties made by the Purchaser in the Agreements and pursuant thereto are true and correct.

                               Based upon and subject to the foregoing, we are of the opinion that:

                               1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to carry on its business and to own, lease and operate its properties and assets as described in the Company's SEC Documents. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the Company owns or leases property, other than those in which the failure so to qualify would not have a Material Adverse Effect.

                               2.           The Company has the requisite corporate power and authority to enter into and perform its obligations under the Agreements and to issue the Shares. The execution and delivery of the Agreements by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, subject to the limitation on issuance of Shares which would exceed 2,483,600 prior to the receipt of shareholder approval in accordance with the rules of the American Stock Exchange. Each of the Agreements has been duly executed and delivered by the Company and each of the Agreements constitutes valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                               3.           The execution, delivery and performance of the Agreements by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares, do not and will not (i) result in a violation of the Company's Charter (the "Charter) or By-Laws; (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party; or (iii) result in a violation of any federal or state law, rule or regulation applicable to the Company or by which any property or asset of the Company is bound or affected, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect. To our knowledge, the Company is not in violation of any terms of its Charter or Bylaws.

                               4.           When issued and paid for, the Shares will be duly and validly issued, fully paid and nonassessable, and free of any liens, encumbrances and preemptive or similar rights contained in the Company's Charter or Bylaws or, to our knowledge, in any agreement to which the Company is party.

                               5.           To our knowledge, except as disclosed in the SEC Documents, there are no claims, actions, suits, proceedings or investigations that are pending against the Company or its properties, or against any officer or director of the Company in his or her capacity as such, nor has the Company received any written threat of any such claims, actions, suits, proceedings, or investigations.

                               6.           To our knowledge, there are no outstanding options, warrants, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire any shares of Common Stock or contracts, commitments, understanding, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock, except as described in the SEC Documents or the Agreements. To our knowledge, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

                               7.           The issuance of the Shares will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

                               8.           The authorized capital stock of the Company consists of 99,900,000 shares of Common Stock, $.001 par value per share, of which 13,359,176 shares are issued and outstanding and 100,000 shares of preferred stock of which none are issued and outstanding.

                               9.           The Registration Statement has been declared effective by the SEC and no stop order is in effect with respect to the Registration Statement. Assuming compliance by the Purchaser with the "Plan of Distribution" caption of the Registration Statement and timely compliance by the Purchaser with all prospectus delivery requirements, the Shares shall be freely transferable by Purchaser.

                               10.          Nothing has come to our attention that has caused us to believe that the Registration Statement and the Prospectus at the time the Registration Statement became effective and as of the date of this opinion contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; however, we express no opinion with respect to the financial statements and the notes thereto and the schedules and other financial and statistical data derived therefrom included in the Registration Statement or the Prospectus.

                               This opinion is furnished to the Purchaser solely for its benefit in connection with the transactions described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours

LEVY & DRONEY, P.C.

By: _____________________________

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